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INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: Russell Castronovo Director of Global Communications (831) 458-7598

Plantronics Announces CFO Transition Plan

SANTA CRUZ, CA - March 1, 2012 - Plantronics (NYSE: PLT) today announced that Barbara Scherer, SVP & CFO, plans to retire once the company has found a suitable successor. “Plantronics is an outstanding company and I am proud to be able to say that I helped grow it to its current state,” Scherer said. “My experience has been exciting, challenging and fulfilling and I've deeply enjoyed working with the team here.  At this stage of my career and reaching the 15-year milestone with Plantronics, I'm ready for a change and plan to re-focus my energies on new business opportunities and personal interests. I am also fully committed to making this a smooth transition for everyone concerned and will thus stay on board and help with the search for my successor and the transition.”

During Scherer's tenure, Plantronics has more than tripled its revenue and increased its share price five-fold by developing high value-add products for growth markets such as wireless and Unified Communications. The planned transition comes about as a result of Scherer's desire to embark on a new lifestyle that enables her to pursue new business, board and personal opportunities.  Scherer's career has spanned 32 years to date, including 25 years in senior financial leadership roles within the technology industry.

“Although we will be sad to see Barbara go, we are excited for her and wish her the very best continued success,” CEO and President Ken Kannappan said. “Barbara has played an instrumental role in helping us to achieve strong business and financial results year after year, and she has been a trusted and valued advisor.  I also deeply appreciate Barbara's help with the search and commitment to make this a seamless transition.”

About Plantronics

Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology for 50 years, creating innovative products that allow people to simply communicate. From Unified Communication solutions to Bluetooth headsets, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100, as well as 911 dispatch, air traffic control and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics, the logo design, Simply Smarter Communications and Clarity are trademarks or registered trademarks of Plantronics, Inc. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098